USPB UPDATE
Volume 21, Issue 3	www.uspremiumbeef.com	866-877-2525	August 16, 2017

Beef Trade
Resumes with China

On June 12, 2017, the United States Department of Agriculture (USDA) announced that beef trade with China would soon resume. With an ever-expanding middle class, and an increasing appetite for high quality beef, this comes as good news to American beef producers, and certainly U.S. Premium Beef. There are however, many important details yet to be addressed as access to the Chinese market continues to develop.

You have heard the phrase “the devil is in the details”, and that is certainly the case here. USDA’s Agricultural Marketing Service (AMS) announced that the requirements for beef eligible for export to China are as follows:

1. Beef and beef products must be derived from cattle that were born, raised, and slaughtered in the U.S.; cattle that were imported from Canada or Mexico and subsequently raised and slaughtered in the U.S.; or cattle that were imported from

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Young Producers
Class #2

U.S. Premium Beef is now accepting applications for the second Young Producers Class (YPC). If you have a family member or someone new has recently joined your management team, please forward their name for consideration and inclusion in the YPC. This class is intended for 18-35 year-old managers that could benefit from a better understanding of the history, operations and procedures of USPB.

Each YPC class is made up of a group of 20 chosen individuals. Activities the YPC will participate in include a tour of the Dodge City plant and a trip to Kansas City to meet and learn more from the management of USPB and National Beef, and a tour of the Kansas City Steak Company. USPB also anticipates meeting with the YPC at various state and national beef association meetings. The Dodge City meeting will take place November 15-16, 2017 and the Kansas City meeting will be January 17-18, 2018.

Please forward the names and contact information of prospective individuals to uspb@uspb.com, or call Tracy Thomas or Brian Bertelsen. ♦

Company Files Second
Quarter Results

U.S. Premium Beef (USPB) has finalized its financial results for the second quarter of fiscal year 2017 and has filed them with the Securities and Exchange Commission. For the quarter, which ended June 24, 2017, USPB recorded income of $11.0 million compared to $8.6 million in the same period in the prior year, an improvement of approximately $2.4 million. Year-to-date, USPB realized income of $18.5 million compared to $11.3 million for the same period in the prior year, an improvement of approximately $7.2 million. Improved gross margins at National Beef were the primary driver of the improvement in USPB’s financial results.

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Certified Angus Beef Live
Specifications Change

Effective July 1, the USDA has modified the live animal specifications for characteristics for beef programs claiming Angus influence. This affects the Certified Angus Beef® (CAB) and Black Canyon® Premium Reserve (BCPR) branded beef programs that include premiums on the USPB grid. Previously, the requirements were that each animal’s hide color (hair color) must be 51% or more black hided.

The new requirements from USDA read as follows: “Cattle eligible for certification in Angus influence beef programs based on phenotype (appearance) will have a main body that must be solid black, with no other color behind the shoulder, above the flanks, or breaking the midline behind the shoulders, excluding the tail. Angus influence cattle may be either horned or polled. Carcasses of certified live animals which display certain non-Angus characteristics (e.g., dairy conformation, Holsteins, Brahman humps) will be excluded as specified in the carcass specifications for approved programs.” A footnote also includes “At times, a black hair coat can become sun bleached and appear to be a shade of brown, particularly on the back. If the base of the hair close to the skin is black, then the entire brown-tipped area should be considered solid black. However, if the hair color is brown to the roots, it should be considered as brown in color.”

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Fiscal Year 2017 Second Quarter Grid Summary						Company Files…	continued from page 1

Grid performance for all USPB cattle delivered during the second quarter of fiscal year 2017 is summarized below in the table below. On a quarterly basis, values are shown for this quarter, last quarter and the same quarter a year ago. A year-to-date summary is also listed for this year and the same period last year.

Total premium was similar to a year ago, but significantly higher than the previous quarter. The second quarter had significantly higher Choice/Select spreads, as is typical for that period. Plant average yield, or dressing percentage, was also significantly lower, which strengthened the yield benefit on the grid.

Grid Inputs and Cattle Performance Summary

In the second quarter, National Beef recorded income of $77.9 million compared to $62.3 million in the same period in the prior year, an improvement of approximately $15.6 million. Year-to-date, National Beef realized income of $135.2 million compared to $83.1 million for the same period in the prior year, an improvement of approximately $52.1 million.

National Beef’s sales during the first six months of fiscal year 2017 were $3.4 billion, an increase of $4.8 million when compared to the same period in 2016. The year-over-year increase was primarily the result of an increase in the number of cattle processed, which was partially offset by a decrease in average selling prices for beef products. Cost of sales during the first six months were $3.2 billion, a decrease of approximately $46.0 million when compared to the same period in the prior year primarily due to a decrease in fed cattle prices, which was partially offset by an increase in the number of cattle processed. The combined effects of increased margin per head and an increase in volume led to higher profitability in the 2017 period as compared to the 2016 period.

During the first six months of fiscal year 2017, USPB producers delivered 371,337 head of cattle to National Beef. For the six month period, average gross premiums for all cattle delivered was $47.22 per head, with the top 25% and 50% receiving premiums of $87.80 and $71.71, respectively.

USPB’s unique advantage continues to be the superior quality cattle delivered by our producers, which enables National Beef to generate more value from the cattle we deliver and provides more opportunities in the consumer marketplace. Please call our office if you have questions about USPB’s financial and operational results. ♦

	FY 2017 Qtr 2	FY 2017 Qtr 1	FY 2016 Qtr 2	FY 2017 YTD	FY 2016 YTD
% unless otherwise noted	(This Qtr)	(Last Qtr)	(Year Ago)	(This Year)	(Last Year)
In Weight	732	762	740	747	751
Days on Feed	162	158	164	160	163
Live Weight, lbs	1281	1325	1317	1305	1334
Carcass Weight, lbs.	819	852	847	835	858
Yield	63.89	64.20	64.33	64.05	64.29
Yield Difference	0.74	0.59	0.68	0.66	0.63
Prime	4.14	4.42	4.64	4.28	4.40
Choice & Prime	87.07	88.03	89.74	87.55	87.85
CAB	29.27	27.60	31.72	28.43	29.21
Yield Grade 1	10.79	8.74	9.29	9.77	8.39
Yield Grade 2	39.19	35.52	36.22	37.36	34.01
Yield Grade 3	39.76	41.27	41.60	40.51	41.97
Yield Grade 4	9.55	12.93	11.74	11.23	13.95
Yield Grade 5	0.70	1.50	1.15	1.10	1.68
Lightweight	0.41	0.28	0.28	0.35	0.25
Heavyweight	0.87	2.14	2.52	1.50	3.51
Quality Grade Premium	$37.78	$23.61	$38.43	$30.73	$31.63
Yield Benefit	$23.01	$18.23	$21.39	$20.62	$20.64
Yield Grade Discount	-$1.08	-$2.51	$0.22	-$1.79	-$0.47
Outweights Discount	-$2.04	-$4.28	-$4.17	-$3.15	-$5.41
Subtotal Premium	$57.67	$35.05	$55.87	$46.41	$46.39
Natural	$0.78	$0.85	$2.25	$0.81	$2.17
Total Premium	$58.45	$35.90	$58.12	$47.22	$48.56

   Yield grades were notably leaner for both USPB carcasses and the plant average. It’s interesting to note that a year ago, USPB carcasses actually received a small premium, on average, for yield grade. During the second quarter of this year, live and carcass weights were notably lighter as well. This resulted in a smaller percentage of heavyweight carcasses and a smaller outweight discount. ♦

Beef Trade Resumes...	continued from page 1

Canada or Mexico for direct slaughter.

2. Cattle must be traceable to the U.S. birth farm using a unique identifier or, if imported, to the first place of residence or port of entry.

3. Beef and beef products must be derived from cattle less than 30 months of age.

4. Chilled or frozen bone-in and deboned beef products are eligible for shipment.

5. Carcasses, beef, and beef products must be uniquely identified and controlled up until the time of shipment.

6. Only eligible products may be issued a Food Safety and Inspection Service (FSIS) Export Certificate. AMS verifies that cattle meet the specified product requirements, as outlined in the Quality Assessment Divisions 1030AA Procedure, through an approved USDA Qualify System Assessment, or USDA Process Verified Program. These programs ensure that a company’s requirements are supported by a documented quality management system and are verified through audits conducted by AMS.

7. Beef products must also come from cattle that do not contain growth promotants, feed additives and other chemical compounds including ractopamine (Optaflexx®) as prohibited by China’s law and regulation.

8. Beef shipments to China will be tested upon arrival, and any items detected with prohibited substance or compounds at the port of entry will be rejected, returned to the US or destroyed.

 A review of the initial requirements indicate only a small percent of finished cattle in the United States are currently eligible for shipment to China. As with any new trade agreement, it could take some time before the U.S. is able to account for a sizable percent of the beef flowing into China. Our ‘foot is in the door’, which is progress.

 USPB and National Beef, including the international team, are reviewing the Chinese regulations in detail and are assessing market potential and opportunities. Since the announcement, the International Division of National Beef has been in communications with a very long list of those involved in exporting food items from the U.S. to China. National Beef has an international office in Hong Kong which is also evaluating opportunities. Meeting the requirements will add costs and will mean U.S. beef is priced at a premium. In the past, new opportunities have come into existence when a beef product request is matched with cattle production scenarios that make economic sense. We will keep USPB members updated as such scenarios materialize. ♦

Eric Hosmer Visits The Kansas City Steak Company

On June 6, Eric Hosmer, first baseman for the Kansas City Royals met with several hundred baseball fans who packed the parking lot of the Kansas City Steak Company for an autograph session. Hosmer has been featured in many advertisements for the Kansas City Steak Company and has also participated in personal dining and grilling sessions to lucky winners featuring Kansas City Steaks. Held just before Father’s Day, this autograph session also featured many Kansas City Steak packages and a special t-shirt featuring Hosmer. A press conference was attended by many Kansas City area media outlets. ♦

Certified Angus Beef...	continued from page 1

Basically, this is a refinement and more specific wording. Holstein and Brahman influenced cattle have always been excluded as part of the carcass specifications which require superior muscling characteristics and a maximum neck hump on the carcass. There are NO changes to the ten existing carcass specifications, which are as follows:

  Modest or higher marbling. On USPB carcass data, this would be a“500”minimum marbling score code.
  Medium or fine marbling texture.
  Only class “A” carcass bone maturity.
  Ribeye area of 10 – 16 square inches.
  Carcass weight of 1050 pounds or less.
  Less than one inch of fat thickness.
  Superior muscling.
  Practically free of capillary ruptures (also known as blood splatter or blood splash).
  No dark cutters.
  No neck hump exceeding two inches.

Solid black and black white face cattle still qualify as they always have. Likewise, white is allowed on the face, legs, belly and tail. However, cattle with white behind the shoulders and above the flank will now be excluded. This could affect animals that might include the following breeding: Longhorn cross, Pinzgauer cross, Belted Galloway or some of the spotted Simmental color patterns. A Shorthorn cross that is a “blue-roan” color pattern is, and always has been, excluded from Angus programs. Also, red (Hereford and Red Angus) gray (Charolais influence), brown and yellow hide color animals have, and always have been, excluded. At this point, we really do not expect this to have a large impact. Thus far, CAB percentages for USPB carcasses have been similar to where they were running in June, prior to the change.

For more information, please call and ask for Brian. ♦

Qualified Seedstock

Did You Know...

✓USPB members and associates send a variety of information to USPB during the year (Form B, Form C, leasing documents, etc.). That information is generally sent by facsimile, but it is our preference to receive it by email, if possible. If you have email capabilities, please consider emailing your information to USPB at uspb@uspb.com.

✓If you have delivery rights you do not plan to use in the Transition Period (the 18 week period starting on Aug 27 and ending on Dec 30) and would like USPB to help you get them leased to other producers, please call our office. ♦

Suppliers Fall Sales
Gardiner Angus Ranch	9/25
Pelton Simmental/Red Angus	10/11
Fink Beef Genetics	10/25
Downey Ranch	11/3
Kniebel Farms & Cattle	11/3
Dalebanks Angus	11/18
Marshall & Fenner	12/2

In addition, many of USPB’s QSS members have private treaty sales during the fall. ♦